                                                                 Exhibit 10.47


                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into effective the 22nd day of September 1995, by and between CHARLES M. PILUSO, a resident of the State of New York ("Stockholder") and RSL COMMUNICATIONS, INC., a Delaware corporation ("RSL").

                              W I T N E S S E T H:

     WHEREAS, Stockholder owns One Hundred Fifty Three Thousand (153,000) shares of the issued and outstanding common stock of International Telecommunications Group, Ltd., a Delaware corporation ("ITG"), par value One Cent ($.01) per share;

     WHEREAS, Stockholder desires to sell Fourteen Thousand Seven Hundred Seventy Seven (14,777) of his shares in ITG to RSL pursuant to the terms and conditions stated herein (the "Shares"); and

      WHEREAS, RSL desires to purchase the Shares on the terms and conditions stated herein.

      NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                     SECTION I - PURCHASE AND SALE OF SHARES

     1.01 Purchase and Sale. Subject to and on the terms and conditions of this Agreement, and in reliance on the representations and warranties contained herein, Stockholder agrees at the Initial Closing (as defined herein) and the Second Closing (as defined herein) of the transactions contemplated by this Agreement to sell, transfer, convey, assign and deliver to RSL all of the Shares, and RSL agrees to purchase from Stockholder all of the Shares, subject to the right of first refusal of Incom (UK) Ltd. ("Incom") to Five Hundred Nine (509) shares in ITG (the "Right of First Refusal Shares") pursuant to the Shareholders' Agreement dated September 1, 1994, as amended, by and between Stockholder, Richard Rebetti, Incom, RSL and ITG.

     1.02 Purchase Price. Subject to adjustment for the Right of First Refusal Shares as set forth in Section 1.02(b) below, in consideration of the sale, transfer, conveyance, assignment and delivery of the Shares by Stockholder to RSL, and in reliance on the representations, warranties and covenants of Stockholder contained herein, RSL shall pay to Stockholder, at the times indicated herein, by certified or bank check payable to the order of Stockholder, One Million Nine Hundred Thirty Nine Thousand Four Hundred Eighty One Dollars and Twenty Five Cents ($1,939,481.25) at the rate of One Hundred Thirty One Dollars and Twenty Five Cents ($131.25) for each of the Shares (the "Purchase Price"), as follows:

     (a) One Million Eight Hundred Seventy Two Thousand Six Hundred Seventy Five Dollars ($1,872,675.00) on the Initial Closing Date (as defined herein); and

     (b) Sixty Six Thousand Eight Hundred Six Dollars and Twenty Five Cents ($66,806.25) on the Second Closing Date (as defined herein).

     1.03 Closings and Closing Dates. The closing of the purchase and sale of the Shares other than the Right of First Refusal Shares (the "Initial Closing") shall occur on September 22, 1995. The date on which the Initial Closing occurs is herein referred to as the "Initial Closing Date". The closing of the purchase and sale of the Right of First Refusal Shares (the "Second Closing") shall occur on the day following the date on which Incom's rights of first refusal expire, provided that Incom declines to exercise such rights of first refusal with respect to the Right of First Refusal Shares. The date on which the Second Closing occurs is herein referred to as the "Second Closing Date". The Initial Closing and the Second Closing shall be held at the offices of ITG at EAB Plaza, West Tower, Eighth Floor, Uniondale, New York 11556-0169 at 10:00 A.M. Eastern Time on the Initial Closing Date and the Second Closing Date, respectively.

     1.04 Closing Obligations.

          (a) Stockholder's Obligations. At the Initial Closing, Stockholder shall deliver to RSL a stock certificate or certificates representing the Shares other than the Right of First Refusal Shares, duly endorsed or accompanied by appropriate stock powers executed by Stockholder, free and clear of any liens or other encumbrances whatsoever, other than restrictions imposed by federal and state laws generally with respect to unregistered securities. At the Second Closing, Stockholder shall deliver to RSL a stock certificate or certificates representing the Right of First Refusal Shares, duly endorsed or accompanied by appropriate stock powers executed by Stockholder, free and clear of any liens or other encumbrances whatsoever, other than restrictions imposed by federal and state laws generally with respect to unregistered securities.

          (b) RSL's Obligations. At the Initial Closing, RSL shall deliver to Stockholder (i) a certified or bank check payable to the order of Stockholder in the amount of the Purchase Price payable on the Initial Closing Date and (ii) a promissory note substantially in the form attached hereto and incorporated herein as Exhibit A (the "Purchase Money Promissory Note").

            SECTION 2 - REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

     Stockholder represents and warrants to RSL, as of the date hereof and as of the Initial Closing Date with respect to the Shares other than the Right of First Refusal Shares, and as of the Second Closing Date with respect to the Right of First Refusal Shares, as follows:

     2.01 Authority. Stockholder has adequate power and authority to enter into and to perform his obligations under this Agreement and to consummate the transaction contemplated hereby.

     2.02 Binding Obligation. This Agreement constitutes the valid, binding and enforceable obligation of Stockholder, except to the extent that such enforcement may be limited by bankruptcy, insolvency and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except to the extent that equitable principles may limit the right to obtain specific performance or other equitable remedies.

     2.03 No Conflicts. The entry into and performance by Stockholder of this Agreement will not: (i) violate any judgment, order, law or regulation applicable to Stockholder; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance on the Shares pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument to which the Stockholder is a party. The parties acknowledge that all consents and/or waivers to the transaction contemplated herein as required by the ITG Shareholder's Agreement dated September 1, 1994, as amended, have been obtained except for Incom's waiver of its rights of first refusal for which the Right of First Refusal

Shares have been reserved in the event that Incom elects to purchase its proportionate share of the Shares.

     2.04 Consents. No consent, approval, authorization of, or designation, declaration or filing with, any governmental authority or other third party is required on the part of Stockholder in connection with Stockholder's execution, delivery and performance of this Agreement. The parties acknowledge that all consents and/or waivers to the transaction contemplated herein as required by the ITG Shareholder's Agreement dated September 1, 1994, as amended, have been obtained except for Incom's waiver of its rights of first refusal for which the Right of First Refusal Shares have been reserved in the event that Incom elects to purchase its proportionate share of the Shares.

     2.05 Ownership of Shares. The Shares are owned legally and beneficially by Stockholder, free and clear of any liens, charges, pledges, claims, security interests or other rights of third parties. Stockholder has good and marketable title to the Shares and has the absolute right, power and capacity to sell, assign and transfer the Shares to RSL free and clear of any liens, encumbrances, security interests or other restrictions (other than restrictions imposed generally by state and federal securities laws with respect to unregistered securities).

                SECTION 3 - REPRESENTATIONS AND WARRANTIES OF RSL

     RSL represents and warrants to Stockholder, as of the date hereof and as of each of the Initial Closing Date and the Second Closing Date, as follows:

      3.01 Organization and Authority. RSL is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands with adequate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transaction contemplated hereby.

     3.02 Binding Obligation. This Agreement constitutes the valid, binding and enforceable obligation of RSL, except to the extent that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except to the extent that equitable principles may limit the right to obtain specific performance or other equitable remedies.

      3.03 No Conflicts. The entry into and performance by RSL of this Agreement will not: (i) violate any judgment, order, law or regulation applicable to RSL or any provision of RSL's Restated Certificate of Incorporation or By-Laws; or
(ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance on the Shares pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument to which RSL is a party.

     3.04 Consents. No consent, approval, authorization of, or designation, declaration or filing with, any governmental authority or other third party is required on the part of RSL in connection with RSL's execution, delivery and performance of this Agreement.

     3.05 Purpose of Purchase. RSL understands that the Shares are being sold by Stockholder without registration under the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities laws. RSL is entering into this Agreement with the intent to purchase the Shares solely for investment, and RSL does not have any intent to resell or otherwise distribute or dispose of any of the Shares, and will not take any action after the Initial Closing or the Second Closing which would result in a public offering of the Shares or any other distribution of the Shares in violation of any securities laws or regulations then applicable.

             SECTION 4 - CONDITIONS PRECEDENT TO OBLIGATIONS OF RSL

     The obligation of RSL to consummate the transaction contemplated by this Agreement is subject to the satisfaction at or prior to the Initial Closing or the Second Closing (as the case may be) of each of the following conditions (any of which may be waived by RSL):

     4.01 Representations and Warranties of Stockholder. All representations and warranties of Stockholder shall be true and correct in all materials respects on the Initial Closing Date and the Second Closing Date as if then made.

     4.02 Deliveries by Stockholder.

          (a) At the Initial Closing, Stockholder shall have delivered to RSL stock certificates representing the Shares other than the Right of First Refusal Shares, duly endorsed or accompanied by appropriate stock powers executed by Stockholder in form and substance satisfactory to RSL to convey to RSL good and marketable title to the Shares other than the Right of First Refusal Shares, free and clear of all liens, claims and encumbrances.

          (b) At the Second Closing, Stockholder shall have delivered to RSL stock certificates representing the Right of First Refusal Shares, duly endorsed or accompanied by appropriate stock powers executed by Stockholder in form and substance satisfactory to RSL to convey to RSL good and marketable title to the Right of First Refusal Shares, free and clear of all liens, claims and encumbrances.

               (c) Stockholder shall have executed and delivered an agreement substantially in the form attached hereto and incorporated herein as Exhibit B (the "Ancillary Shareholders' Agreement").

               (d) Stockholder shall have executed and delivered a First Amendment to Employment Agreement substantially in the form attached hereto and incorporated herein as Exhibit C (the "First Amendment to Employment Agreement").

      4.03 No Proceedings. No investigation, action or proceeding by or before any court or other governmental body shall have been commenced or threatened, and no inquiry shall have been received that in the opinion of RSL may reasonably lead to an action or proceeding to restrain or otherwise challenge the transaction contemplated hereby.

         SECTION 5 - CONDITIONS PRECEDENT TO STOCKHOLDER'S OBLIGATIONS

     The obligation of Stockholder to consummate the transaction contemplated by this Agreement is subject to the satisfaction at or prior to the Initial Closing Date or the Second Closing Date (as the case may be) of each of the following conditions (any of which may be waived by Stockholder):

     5.01 Representations and Warranties of RSL. All representations and warranties of RSL set forth herein shall be true and correct in all material respects on the Initial Closing Date and the Second Closing Date as if then made.

     5.02 Deliveries by RSL.

          (a) Stockholder shall have received the portion of the Purchase Price payable on the Initial Closing Date in accordance with the provisions of Section 1.02(a) hereof.

          (b) RSL shall have executed and delivered the Ancillary Shareholders' Agreement and an Amendment to Stock Purchase Agreement substantially in the form attached hereto and incorporated herein as Exhibit D (the "Amendment to Stock Purchase Agreement").

          (c) RSL shall have executed and delivered to Stockholder the Purchase Money Promissory Note.

     5.03 No Proceedings. No investigation, action or proceeding by or before any court or other governmental body shall have been commenced or threatened, and no inquiry shall have been received that in the opinion of Stockholder may reasonably lead to an action or proceeding to restrain or otherwise challenge the transaction contemplated hereby.

     5.04 Other Actions.

          (a) ITG shall have executed and delivered the First Amendment to Employment Agreement, the Ancillary Shareholders' Agreement and the Amendment to Stock Purchase Agreement.

          (b) ITG shall have amended its Certificate of Incorporation by filing with the Delaware Secretary of State the Certificate of Amendment substantially in the form attached hereto and incorporated herein as Exhibit E.

                 SECTION 6 - CLOSING AND POST-CLOSING COVENANTS

     6.01 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Initial Closing and the Second Closing until the first anniversary of the later of the Initial Closing Date or the Second Closing Date.

     6.02 Indemnification.

          (a) Indemnification Obligation of Stockholder. Stockholder agrees to indemnify and hold harmless RSL, its directors, officers and employees from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and all costs and expenses of enforcing such right of indemnification against Stockholder) and penalties, if any, arising out of or based on or with respect to the breach of any representation or warranty made by Stockholder herein.

          (b) Indemnification Obligation of RSL. RSL agrees to indemnify and hold harmless Stockholder from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and all costs and expenses of enforcing such right of indemnification against RSL) and penalties, if any, arising out of or based on or with respect to the breach of any representation or warranty made by RSL herein.

          (c) Survival of Indemnity Obligations. The indemnities contained in this Section 6 shall survive until the first anniversary of the later of the Initial Closing Date or the Second Closing Date.

                            SECTION 7 - MISCELLANEOUS

     7.01 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, benefit or obligation hereunder.

     7.02 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without regard to whether Delaware would be the governing law under that state's principles regarding choice of law.

     7.03 Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning, interpretation or construction of this Agreement.

     7.04 Waivers and Amendments. Either Stockholder or RSL may by written notice to the other (i) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; and (ii) waive performance of any of the obligations of the other. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

     7.05 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and there are no promises, representations, warranties, covenants or undertakings of either party to the other with respect to such subject matter other than those expressly set forth or referred to herein. This Agreement supersedes all prior discussions, agreements, writings, and undertakings between the parties with respect to such subject matter.

     7.06 Notices. All notices that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or transmitted by telex or telecopier, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, on the date shown on the receipt therefor:

                 If to Stockholder:

                 Charles M. Piluso
                 129 Woodmere Boulevard
                 Woodmere, New York 11598

                 with a copy to:

                 Fletcher, Heald & Hildreth, P.L.C.
                 1300 North 17th Street
                 Rosslyn, Virginia 22209
                 Attention: Eric Fishman, Esq.

                 If to RSL:

                 RSL Communications, Inc.
                 767 Fifth Avenue
                 Suite 4200
                 New York, New York 10153

                 with a copy to:

                 Rosenman & Colin
                 575 Madison Avenue
                 New York, New York 10022
                 Attention: Robert L. Kohl, Esq.

or to such other addresses as either such party shall specify by notice in accordance herewith to the other.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                      STOCKHOLDER:


                                      /s/ Charles M. Piluso
                                      ------------------------
                                      Charles M. Piluso


                                      RSL:

                                      RSL COMMUNICATIONS, INC.


                                      By: ____________________

                                      Title: _________________
or to such other addresses as either such party shall specify by notice in accordance herewith to the other.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                      STOCKHOLDER:


                                      _________________________
                                      Charles M. Piluso


                                      RSL:

                                      RSL COMMUNICATIONS, INC.


                                      By: /s/Itzhak Fisher
                                          ----------------
                                      Title: President
                                             -------------

                                                                       EXHIBIT A

                         PURCHASE MONEY PROMISSORY NOTE

$ 66,806.25                                                   September __, 1995


     FOR VALUE RECEIVED, the undersigned, RSL COMMUNICATIONS, INC., a British Virgin Islands corporation (the "Maker"), promises to pay to the order of CHARLES M. PILUSO (the "Holder") at 129 Woodmere Boulevard, Woodmere, New York 11598, or at such other place as the Holder may from time to time designate in writing, the principal sum of Sixty Six Thousand Eight Hundred Six Dollars and Twenty Five Cents ($66,806.25). This Note shall not bear any interest.

     As used in this Note, the term "Note" shall mean this note.

     The principal sum of this Note shall be due and payable on the day following the date of expiration of the rights of first refusal of Incom (UK) Ltd. ("Incom") with respect to the Right of First Refusal Shares (as defined in the Stock Purchase Agreement of even date herewith between the Holder and Maker (the "Purchase Agreement")), provided that Incom declines to exercise such rights of first refusal with respect to the Right of First Refusal Shares. In the event that Incom elects to exercise such rights of first refusal, this Note shall be null and void.

     All payments received hereon shall be applied: first, to the payment of late charges, if any, and the balance thereof credited to the principal. The principal of this Note shall be payable in immediately available funds in lawful money of the United States that is legal tender for public and private debts at the time of payment. Any payment by other than immediately available funds that Holder, at his option, elects to accept shall be subject to collection.

     If default be made in the payment of any installment due under this Note, and Maker shall fail to cure the same within five (5) calendar days after receipt of written notice thereof, then the entire principal balance hereof shall at once become due and payable at the option of the Holder of this Note, provided that failure of the Holder of this Note to exercise this option to accelerate shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

     The Maker shall incur a late charge of four percent (4%) of any payment due under this Note not received within fifteen (15) days of its due date.

     The Maker hereof (i) waives presentment, demand, protest and notice of presentment, notice of protest and notice of any kind respecting this Note; (ii) agrees that the Holder hereof, at any time or times, without notice to Maker or without Maker's consent, may grant extensions of time, without limit as to the number or the aggregate period of such extensions, for the payment of any principal and no such extension shall result in any release, discharge, modification, change of or effect on the liability of Maker under this Note;
(iii) agrees that no release of any security for the payment of this Note shall release, discharge, modify, change or affect the liability of Maker under this Note; (iv) to the extent not prohibited by law, waives the benefit of any law or rule of law intended for Maker's advantage or protection as an obligor hereunder or providing for Maker's release or discharge from liability hereon, in whole or in part, on account of any facts or circumstances other than full and complete payment of all amounts due hereunder; and (v) agrees that this Note shall be binding on Maker and Maker's successors and assigns; provided, however, that this Note shall not be assignable by Maker nor assumable by any party without the Holder's prior written consent.

     MAKER HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED BY OR AGAINST MAKER WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS NOTE, THE PURCHASE AGREEMENT OR WHICH ARISES OUT OF OR IS ANY WAY CONNECTED TO THE RELATIONSHIP BETWEEN MAKER AND HOLDER HEREUNDER.

     Maker hereby waives all claims, defenses or setoffs with respect to the negotiation of this Note or the Purchase Agreement. Maker represents, warrants and agrees that Holder has made no representations or commitments, oral or written, or undertaken any obligations other than as expressly set forth in this Note and the Purchase Agreement.

     Maker hereby represents and warrants that the indebtedness evidenced by this Note is being obtained for the purpose of acquiring and carrying on a business or commercial enterprise and all proceeds of such indebtedness will be used solely in connection with such business or commercial enterprise.

     The undersigned hereby consents and submits to the jurisdiction of the courts of the State of New York, and expressly waives any right to challenge the venue and jurisdiction of any New York court.

     Maker hereof promises to pay all costs of collection, including reasonable attorneys' fees, in the event the Holder incurs any costs in recovering any sum due under this Note, whether or not suit is filed hereon.

     In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall, at the option of the Holder hereof, not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     All notices that are required or may be given under this Note shall be in writing and shall be deemed to have been duly given when delivered personally or transmitted by telecopier, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, on the date shown on the receipt therefor:

                         If to Maker:

                         RSL Communications, Inc.
                         767 Fifth Avenue
                         Suite 4200
                         New York, New York 10153

                  with a copy to:

                         Rosenman & Colin
                         575 Madison Avenue
                         New York, New York 10022
                         Attention: Robert L. Kohl, Esq.

                         If to Holder:

                         Charles M. Piluso
                         129 Woodmere Boulevard
                         Woodmere, New York 11598

                  with a copy to:

                         Fletcher, Heald & Hildreth, P.L.C.
                         1300 North 17th Street, 11th Floor
                         Rosslyn, Virginia 22209
                         Attention: Eric Fishman, Esq.

or to such other addresses as either such party shall specify by notice in accordance herewith to the other.

     This Note may not be changed orally but only by an agreement in writing and signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

     This Note shall be interpreted in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, Maker has duly executed and delivered this Note on the day and year first above written.

                                            MAKER:


ATTEST:                                     RSL COMMUNICATIONS, INC.



_________________________                   By: ____________________

                                            Title: _________________

                                                                       EXHIBIT B

                        ANCILLARY SHAREHOLDERS' AGREEMENT

     THIS ANCILLARY SHAREHOLDERS' AGREEMENT (this "Agreement"), dated September __, 1995, is made by and among CHARLES M. PILUSO ("Piluso"), residing at 129 Woodmere Boulevard, Woodmere, New York 11598, RICHARD REBETTI ("Rebetti"), residing at 77 Sands Point Road, Port Washington, New York 11050, RSL COMMUNICATIONS, INC. ("RSL"), a British Virgin Islands corporation with offices at 767 Fifth Avenue, Suite 4200, New York, New York 10153 (individually a "Shareholder" and collectively the "Shareholders") and INTERNATIONAL TELECOMMUNICATIONS GROUP, LTD. ("ITG"), a Delaware corporation with offices at 60 Hudson Street, New York, New York 10013.

                              W I T N E S S E T H:

     WHEREAS, ITG, the Shareholders and Incom (UK) Ltd. ("Incom") entered into a shareholders' agreement, dated the first day of September, 1994 (the "Shareholders' Agreement"), as amended by the Amendment to Shareholders' Agreement dated as of March 10, 1995 (the "First Amendment"), both attached hereto as Exhibit A with respect to, among other things, the transfer or other disposition of the authorized and outstanding stock of ITG owned by the Shareholders and Incom;

     WHEREAS, ITG and the Shareholders desire that ITG issue and sell to RSL, up to Forty Six Thousand Eight Hundred Ninety Five (46,895) shares of its common stock for One Hundred Thirty One Dollars and Twenty Five Cents ($131.25) per share; and

     WHEREAS, the parties hereto wish to supplement certain aspects of the relationship between and among them.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Defined Terms. Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Shareholders' Agreement. The defined term "Restated Certificate" shall mean the Amended and Restated Certificate of Incorporation of ITG, dated as of March 9, 1995, as amended by the Certificate of Amendment dated September __, 1995.

     2. Sale and Purchase of ITG Common Stock by RSL. Each of the parties hereto acknowledge and agree that ITG shall authorize, issue and sell to RSL up to Forty Six Thousand Eight Hundred Ninety Five (46,895) shares of ITG common stock for the purchase price of One Hundred Thirty One Dollars and Twenty Five Cents ($131.25) per share paid by RSL to ITG by wire transfer of immediately available funds. The parties acknowledge that RSL has paid to ITG Six Million Dollars ($6,000,000) prior to the execution of this Agreement in consideration for ITG's issuance to RSL of Forty Five Thousand Seven Hundred Fourteen (45,714) shares of ITG's common stock. The balance of RSL's payment due to ITG, if any, and the corresponding issuance of up to an additional One Thousand One Hundred Eighty One (1,181) shares of ITG common stock to RSL, shall be governed by the provisions of Paragraph 4 below. Pursuant to the second paragraph of Article IX of the Shareholders' Agreement, entitled "Pre-Emptive Rights," RSL, as holder of a majority in Ownership Interest of all non-employee shareholders of ITG, hereby consents to the waiver of any pre-emptive rights of the shareholders of ITG with respect to ITG's issuance to RSL of up to Forty Six Thousand Eight Hundred Ninety Five (46,895) shares of its common stock.

     3. Sale by Piluso and Rebetti of ITG Common Stock to RSL. Each of the parties hereto acknowledge and agree that RSL shall purchase, and Piluso and Rebetti shall sell, up to Fourteen Thousand Seven Hundred Seventy Seven (14,777) and up to Two Thousand Three Hundred Sixty Six (2,366), respectively, shares of common stock in ITG for the purchase price of One Hundred Thirty One Dollars and Twenty Five Cents ($131.25) per share pursuant to the terms and conditions of the respective stock purchase agreements between RSL and Piluso and Rebetti. Pursuant to Section I of the Shareholders' Agreement entitled "Restrictions on Disposition of Authorized and Outstanding Shares," Piluso waives any rights to notice or rights of first refusal to purchase Two Thousand Three Hundred Sixty Six (2,366) shares of Rebetti's common stock being offered for sale to RSL, and Rebetti waives any rights to notice or rights of first refusal to purchase Fourteen Thousand Seven Hundred Seventy Seven (14,777) shares of Piluso's common stock being offered for sale to RSL.

     4. Reservation of Shares of Common Stock. If Incom exercises any of its rights of first refusal pursuant to Section I of the Shareholders' Agreement entitled "Restrictions on Disposition of Authorized and Outstanding Shares" with respect to the sales to RSL by Piluso and Rebetti discussed in Paragraph 3 above, the parties acknowledge and agree that ITG shall authorize, issue and sell to RSL, for the purchase price of One Hundred Thirty One Dollars and Twenty Five Cents ($131.25) per share, (i) One Thousand Seventeen (1,017) shares of ITG common stock if Incom exercises its rights of first refusal with respect only to the sale by Piluso to RSL, (ii) One Hundred Sixty Three (163) shares of ITG common stock if Incom exercises its rights of first refusal with respect only to the sale by Rebetti to RSL, and (iii) One Thousand One Hundred Eighty One (1,181) shares of ITG common stock if Incom exercises its rights of first refusal with respect to both sales by Piluso and Rebetti to RSL. Any amount due by RSL under the terms of the preceding sentence shall be paid by RSL to ITG by wire transfer of immediately available funds on the day following the date that ITG provides RSL with written notice of the fact that Incom exercised its rights of first refusal. If Incom declines to exercise its rights of first refusal in connection with the sales to RSL by Piluso and/or Rebetti, the terms of the respective stock purchase agreements between RSL and Piluso and Rebetti shall govern, pursuant to which (y) Piluso shall sell Five Hundred Nine (509) shares of ITG common stock to RSL if Incom declines to exercise its rights of first refusal with respect to the sale of ITG common stock by Piluso to RSL and (z) Rebetti shall sell Eighty Two (82) shares of ITG common stock to RSL if Incom declines to exercise its rights of first refusal with respect to the sale of ITG common stock by Rebetti to RSL.

     5. Procuring Loans to ITG. RSL agrees to use its best efforts to obtain for ITG a loan of Eight Million Dollars ($8,000,000) on commercially reasonable terms to enable ITG to invest in the Mexican deal known as "Geocomm", or any other acquisitions of additional telecommunications businesses.

     6. Initial Public Offering. RSL agrees to use its best efforts to cause, within twenty four (24) months from the execution of this Agreement, ITG's shares to be offered for sale on a national securities exchange or to be designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc., it being understood that RSL's efforts are required to be expended only to obtain a firm commitment underwriting by an investment banker of national reputation to produce aggregate net proceeds to ITG of at least Fifty Million Dollars ($50,000,000).

     7. Composition and Voting of the Board of Directors; Committees. Notwithstanding Section X of the Shareholders' Agreement as amended by Paragraph 3 of the First Amendment, the parties hereto agree that they shall vote their ITG shares regarding the composition and voting of the Board of Directors as follows:

               a. Board of Directors. Pursuant to a letter to Piluso sent by Eli Lior, the Managing Director of Incom, dated June 16, 1995 (the "Incom Letter"), Incom relinquished its rights to elect two (2) members to the Board of Directors of ITG and provided that such positions on the Board of Directors be eliminated unless the majority of the Board of Directors decided otherwise. The Board of Directors has not decided otherwise and, therefore, the two (2) Board member positions entitled to be elected by Incom were eliminated. With such elimination of Board member positions, and pursuant to the Shareholders' Agreement as amended by the First Amendment, the Board of Directors is presently to be comprised of nine (9) members, six entitled to be elected by Piluso ("Piluso Directors") and three (3) entitled to be elected by RSL (the "RSL Directors"). The parties hereto agree that (i) of the Piluso Directors, Piluso shall elect any one (1) nominee designated by RSL and (ii) the sixth (6th) member position of the Board that Piluso is entitled to elect shall remain vacant unless and until there exists a deadlock between the Directors on any issue other than those issues requiring the consent of at least one RSL Director pursuant to Paragraph (b) below. In the event of any such deadlock, the Board meeting shall adjourn temporarily, and the Chairman of the Board immediately shall call a special meeting of the shareholders of ITG or present a written consent to be signed by all the Shareholders. At such special meeting of shareholders or pursuant to such written consent, Piluso shall be permitted to nominate and appoint the sixth
          (6th) Board member (the "Additional Member") that Piluso is entitled to appoint pursuant to the Shareholders' Agreement as amended by the First Amendment, and the Shareholders shall take all actions to effect the election of such Additional Member at such special meeting or pursuant to such written consent. Once the Additional Member of the Board is elected, and for purposes of the issue with respect to which such deadlock occurred, all nine (9) Board member positions shall be filled: five (5) Piluso Directors (including the Piluso elected nominee of RSL), three (3) RSL Directors and the Additional Member. Such nine (9) member Board shall reconvene the adjourned meeting as promptly as possible and consider and vote on the issue with respect to which a deadlock occurred. Thereafter, the Additional Member shall promptly resign and the Board shall consist of five (5) Piluso Directors (including the Piluso elected nominee of RSL) and three (3) RSL Directors, and one Piluso Director vacancy shall exist until such time as another deadlock (if any) occurs.

               b. Voting by the Board of Directors. None of the following matters shall be decided without the affirmative vote of at least one
          (1) RSL Director or the Piluso elected nominee of RSL: (i) compensation of Piluso, including any amendments to the Employment Agreement dated October 25, 1994 and as amended and restated on March 10, 1995 and as further amended on September 22, 1995 by and between ITG and Piluso and any options or other "perks" for Piluso or Richard Rebetti or "perks" in excess of Ten Thousand Dollars ($10,000) per year or options for other ITG officers; (ii) any amendment to ITG's Restated Certificate or its By-Laws or the adoption of any Certificate of Designation of any series of preferred stock, and (iii) any action by the Board of Directors required in connection with (a) the matters requiring the consent of 33 1/3% of the shares of the Series A Convertible Preferred Stock of ITG, pursuant to the Restated Certificate or (b) the voting of ITG owned stock in International Telecommunications Corporation ("ITC") in any ITC matters analogous to (A) the matters requiring the consent of 33 1/3% of the holders of the shares of the Series A Convertible Preferred Stock of ITG pursuant to ITG's Restated Certificate or (B) the matters requiring the affirmative vote of at least one (1) RSL Director.

               c. Termination. The provisions of subsection (b) of this Section 7 shall terminate automatically when the holders of the Series A Convertible Preferred Stock hold less than ten percent (10%) of ITG's fully diluted equity, or when all of the Series A Convertible Preferred Stock is either converted or redeemed, whichever event occurs first; provided however that if the holders of Series A Convertible Preferred Stock own less than ten percent (10%), but not less than five percent (5%), of the then outstanding fully diluted equity of ITG, then the holders of the Series A Convertible Preferred Stock shall have the right to attend and comment at all meetings of the Board of Directors of ITG and shall be given the same notice as is required by the By-Laws to be given to the directors of ITG (and shall be sent any written consents at the same time that such consents are sent to the directors of ITG for signature), but shall not have any right to vote at such meetings.

               d. Remaining Corporate Governance Issues in Shareholders' Agreement. Each of the parties hereto agrees that it or he will not seek to implement, and hereby waives any rights such party may otherwise have to enforce, any provisions in Section X of the Shareholders' Agreement, as amended by Paragraph 3 of the First Amendment, concerning shifts in the composition of the Board of Directors upon the occurrence of certain events. Furthermore, the parties acknowledge that pursuant to the Incom Letter, Incom relinquished its rights to elect one (1) member to each of the committees described in Paragraph 3 of the First Amendment and provided that such positions be eliminated unless the majority of the Board of Directors decided otherwise. The Board of Directors has not decided otherwise, and the parties agree that they shall not form, or cause to be formed, either of the committees discussed in such paragraph.

          8. Tag-Along Rights

               a. The parties agree that, with respect to rights granted by RSL to Rebetti and Piluso in Paragraph 5 of the First Amendment, the second sentence of Paragraph 5 of the First Amendment is replaced by the following:

               "RSL agrees that it will not sell or transfer its shares of ITG or any other securities of ITG that may now or hereafter be held or owned by it to a third party unless RSL first notifies Piluso and Rebetti in writing (the "Notice") of its intention to sell its ITG shares, as well as the proposed sale price per share. Piluso and Rebetti shall each have the right, within ten (10) days of the receipt of the Notice, to elect to require the third party to purchase from them at such sale price per share specified in the Notice the same proportion of ITG shares held by each of them as the proportion of ITG shares owned by RSL that are proposed to be sold to the third party. The closing of such sale shall occur at the same time as the closing of RSL's shares of ITG."

               Any tag-along rights granted by RSL to Incom pursuant to the second sentence of Paragraph 5 of the First Amendment shall remain in full force and effect.

               b. RSL further agrees that in the event substantially all of its assets are purchased by a third party and such assets purchased include RSL's shares of ITG, RSL will ensure that such third party offers to purchase shares of ITG then held by Piluso and/or Rebetti at the "Purchase Price per Share" (defined in (c) below). Such Purchase Price per Share shall be payable by the third party in the same form of consideration as is paid to RSL. The closing of such sale shall occur at the same time as the closing of the purchase of substantially all the assets of RSL.

               c. The purchase price per share of ITG stock shall be based on an appraisal, made by a qualified independent appraiser mutually selected by holders of the Series A Convertible Preferred Stock and Piluso, of all of the assets sold by RSL to determine the relative value of the ITG shares included within such assets, it being understood that such value will constitute a fraction of the total purchase price paid to RSL. In the event such parties are unable to mutually agree on an appraiser, each such party shall select one (1) appraiser, and the two
          (2) appraisers so selected shall appoint a third appraiser whose appraisal shall govern the determination of the Purchase Price per Share. The appraised value of ITG shall be divided by the total number of shares of ITG stock then outstanding to determine the per share purchase price of the shares of ITG stock to be purchased by the third party (the "Purchase Price per Share")."

     9. Noncompetition. RSL agrees that it will treat Paragraph 6 of the First Amendment as if it were amended by deleting the following phrase from the second to last sentence in Section XII of the Shareholders' Agreement as added by the First Amendment:

          ", unless having presented such investment to the Board of Directors of ITG for its consideration, the Board of Directors has rejected such direct equity investment"

     10. Emplovment Matters. Within ninety (90) days from the date of this Agreement, the parties agree that they shall cause ITG to retain the services of a qualified consultant or other professional to advise ITG on restructuring the company's existing bonus plans and arrangements relating to senior management. In addition, within ninety (90) days from the date of this Agreement, the parties agree that they shall cause ITG to make an offer in good faith to Rebetti of a written employment agreement to include terms and conditions that are appropriate for an executive of comparable stature in telecommunications companies similarly situated to ITG, including but not limited to an employment term of between three (3) to five (5) years and total compensation package of One Hundred Twenty Five Thousand Dollars ($125,000) annually.

     11. Effect on the Shareholders' Agreement. Except as supplemented and modified by this Agreement, all of the terms and conditions of the Shareholders' Agreement shall remain in full force and effect. The parties understand and agree that the rights of Incom pursuant to the Shareholders Agreement, as amended, have not been modified or affected by this Agreement.

     12. Captions. The sections and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning, interpretation or construction of this Agreement.

     13. Counterparts; Severability. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. To the extent any provision or part of a provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or part thereof.

     14. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

     15. Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to whether New York would be the governing law under that state's principles regarding choice of law.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.



                                _________________________________
                                Charles M. Piluso



                                _________________________________
                                Richard Rebetti


                                RSL COMMUNICATIONS, INC.



                                By: _____________________________
                                Name:
                                Title:


                                INTERNATIONAL TELECOMMUNICATIONS GROUP, LTD.



                                By: _____________________________
                                Name:
                                Title:

                                                                       EXHIBIT C

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                 (As Amended and Restated as of March 10, 1995)

     This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made this ____ day of September, 1995, by and between International Telecommunications Group, Ltd., a Delaware corporation (the "Company") with offices at 60 Hudson Street, New York, New York 10013, and Charles M. Piluso, an individual residing at 129 Woodmere Boulevard, Woodmere, New York 11598 (the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Company and the Employee entered into an employment agreement made as of October 25, 1994 and amended and restated as of March 10, 1995 (the "Employment Agreement"), attached hereto as Exhibit A; and

     WHEREAS, the parties wish to amend certain provisions of the Employment Agreement as set forth below.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in the Employment Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Term of Employment. Section I of the Employment Agreement entitled "Term of Employment" is amended by deleting the Section in its entirety and substituting the following in lieu thereof:

     "Section I. Term of Employment.

     The Company agrees to employ Employee from the date hereof until May 1, 2000, as Chief Executive Officer responsible for continuing the business heretofore conducted by the Company, as detailed in Section III."

     2. Compensation. Subsection A of Section II of the Employment Agreement entitled "Compensation" is amended by deleting the words and number "One Hundred Seventy Five Thousand Dollars ($175,000)" and inserting in lieu thereof the following words and number: "Two Hundred Thousand Dollars ($200,000)".

     3. Termination of Employment.

          (a) Cause or Early Termination by Employee. Subsection (E)( 1) of
          Section VII of the Employment Agreement entitled "Cause or Early Termination by Employee" is amended by deleting the second sentence of this subsection in its entirety.

          (b) Good Reason or Early Termination by the Company; Severance. Subsection (E)(4) of Section VII of the Employment Agreement entitled "Good Reason or Early Termination by the Company; Severance" is amended by deleting the period at the end of the last sentence currently in Subsection (E)(4) and adding the following words: "and shall also pay Employee the Bonus and Special Bonus due him, if any, pursuant to Section II.D hereof for the Severance Period. In addition, but not in limitation thereof, Employee's benefits set forth in
          Section VI.B shall continue, at no cost to Employee, for the duration of the Severance Period; provided, however, that the premiums for the existing whole life insurance policy currently in force for the Employee (or any policy hereafter substituted therefor) shall continue to be paid by the Company until such policy is fully paid even if the payment of such premiums extends beyond the Severance Period. At the sole discretion of the Employee, the Employee may sell, and the Company shall repurchase, any or all of the Employee's stock, and vested options to purchase stock, of the Company at Fair Market Value (as defined above) in accordance with the provisions of Section VII.E.6 below."

          (c) Termination by Expiration of Agreement. Subsection (E) of Section VII of the Employment Agreement is amended by adding the following provision:

                "7. Termination by Expiration of Agreement. Provided that if Itzhak Fisher ("Fisher") remains associated with the holders of Preferred Stock at the time this Agreement expires in accordance with its terms and the Company's stock is not publicly-traded, Employee shall have the option, in his sole and absolute discretion, to enter into an annually renewable (for so long as Fisher remains associated with the holders of Preferred Stock and the Company's stock is not publicly-traded) Personal Services Agreement with the Company pursuant to which the Employee shall continue to serve as Chairman of the Company's Board of Directors (and any subsidiaries of the Company) in consideration for annual compensation equal to the annual Base Salary paid to

                Employee immediately prior to the expiration of this Agreement."

     4. Contingent Compensation. Exhibit A to the Employment Agreement entitled "Contingent Compensation" is amended by deleting the first sentence in its entirety and substituting the following sentence in lieu thereof:

         "On January 15, 1997 and on each January 15 during the term of the Agreement thereafter, the Company, in addition to the Base Salary, any Special Bonus and any other benefits due to Employee pursuant to the Agreement, agrees to pay Employee a bonus (the "Bonus") for the Company's respective calendar years ending 1996, 1997, 1998 and 1999 to the extent the Company, in such respective calendar year, has achieved at least 80% to 120% (the "Performance Percentage") of each of the mutually agreed financial targets."

     5. Bonus Plan. Within ninety (90) days from the date of this Amendment, the Company shall retain the services of a qualified consultant or other professional to advise the Company on restructuring the Company's existing bonus plans and arrangements relating to the Employee (and senior management generally). Notwithstanding the foregoing, the provisions in the Employment Agreement related to the Employee's bonus shall remain in full force and effect until such time that the Company and the Employee amend the Employment Agreement.

     6. Effect on the Employment Agreement. Except as specifically amended or modified herein, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.

     7. Captions. The sections and other headings contained in this Amendment are for reference purposes only and shall not affect the meaning, interpretation or construction of this Amendment.

     8. Counterparts; Severability; This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. To the extent any provision or part of a provision of this Amendment is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or part thereof.

     9. Successors and Assigns. This Amendment shall be binding on and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns and no other person shall have any right, benefit or obligation hereunder.

     10. Applicable Law. This Amendment and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to whether New York would be the governing law under that state's principles regarding choice of law; provided, however, that in the event of a termination of the Employment Agreement, the parties shall address any claim that such termination was not valid or permitted by the terms of the Employment Agreement in accordance with the provisions set forth in Section XIX of the Employment Agreement entitled "Arbitration".


              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.


                                    COMPANY:

                                    INTERNATIONAL  TELECOMMUNICATIONS
                                    GROUP, LTD.



                                    By: _____________________________
                                    Name:
                                    Title:


                                    EMPLOYEE:



                                    _________________________________
                                    Charles M. Piluso

                                                                      EXHIBIT D

                      AMENDMENT TO STOCK PURCHASE AGREEMENT

     THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment") is made on September __, 1995 by and among INTERNATIONAL TELECOMMUNICATIONS GROUP, LTD. ("ITG"), INTERNATIONAL TELECOMMUNICATIONS CORPORATION ("ITC"), each a Delaware corporation with offices at 60 Hudson Street, New York, New York 10013, and RSL COMMUNICATIONS, INC. ("RSL"), a British Virgin Islands corporation with offices at 767 Fifth Avenue, Suite 4200, New York, New York 10153.

                              W I T N E S S E T H:

     WHEREAS, pursuant to the Stock Purchase Agreement dated as of March 10, 1995 by and among the parties hereto (the "Purchase Agreement"), the parties agreed to, among other things, the purchase by RSL of ITG's Series A Convertible Preferred Stock for Three Million Dollars ($3,000,000), subject to increase, to a maximum of Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000); and

     WHEREAS, RSL has paid the initial Three Million Dollars ($3,000,000) in full and the parties desire to complete the transactions contemplated in the Purchase Agreement with respect to the payment of the additional One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Additional Agreements. The Purchase Agreement is amended by deleting
Section 9.11 in its entirety and substituting the following in lieu thereof:

     "Section 9.11 Additional Agreements. The parties hereto further agree as follows:

     (a) Within ten (10) calendar days from the date that the Company and the Subsidiary each deliver to the Investor a certificate of its respective President certifying that the Company and the Subsidiary have complied with its respective obligations set forth in subsections (b) and (c) below, the Investor shall pay to the Company the additional amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) as payment in full for the Convertible Preferred Stock. The parties understand and agree that the sole condition precedent to the payment of such funds, which the Investor shall deliver by wire transfer of immediately available funds to the Company, is the satisfaction by the Company and the Subsidiary of the filing requirements (i.e., no consent, approval, authorization or grant of any governmental authority is required) set forth in subsections (b) and
     (c) below.

          (b) The Company and/or the Subsidiary shall file the following items with the appropriate authorities:

               (i) Two (2) service mark registration applications pursuant to
               Section 7.10 of the Agreement of "International
               Telecommunications Corporation" (together with ITC's logo) and "INTELCO", but only if such service marks are registrable in the opinion of counsel to the Company;

               (ii) All tax returns described in the first sentence of Section
               7.11 of the Agreement and Schedule 3.20 hereof;

               (iii) A tariff transmittal as described in Section 7.20 of the Agreement, except that such tariff transmittal shall not be required to be filed within ten (10) days after Closing or be approved by the Executive Finance Committee; and

          (c) The Company shall provide its audited financial statements for the 1994 calendar year to an insurer for purposes of securing directors' and officers' liability insurance (provided that such insurance has not been provided previously by an insurance company)."

     2. Effect on the Purchase Agreement. Except as specifically amended or modified herein, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect.

     3. Captions. The sections and other headings contained in this Amendment are for reference purposes only and shall not affect the meaning, interpretation or construction of this Amendment.

     4. Counterparts; Severability. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. To the extent any provision or part of a provision of this Amendment is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or part thereof.

     5. Successors and Assigns. This Amendment shall be binding on and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns and no other person shall have any right, benefit or obligation hereunder.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.



                                   INTERNATIONAL TELECOMMUNICATIONS
                                   GROUP, LTD




                                   By: ____________________________
                                   Name:
                                   Title:


                                   INTERNATIONAL TELECOMMUNICATIONS CORPORATION



                                   By: ____________________________
                                   Name:
                                   Title:


                                   RSL COMMUNICATIONS, INC.



                                   By: ____________________________
                                   Name:
                                   Title:

                                                                       EXHIBIT E

                  INTERNATIONAL TELECOMMUNICATIONS GROUP, LTD.

                            CERTIFICATE OF AMENDMENT

                       TO THE CERTIFICATE OF INCORPORATION

     International Telecommunications Group, Ltd., a Delaware corporation having its registered office in the State of Delaware c/o The Company Corporation, Three Christina Centre, 201 N. Walnut Street, Wilmington, Delaware 19801, New Castle County (hereinafter called the "Corporation"), hereby certifies to the Delaware Secretary of State that:

     FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph 3 of Article FOURTH in its entirety and substituting the following therefor:

     "3. Redemption. On April 30 in each of the years 1998 and 1999, the Corporation shall redeem fifty percent (50%) of the initial number of shares of Preferred Stock (or such lesser number then outstanding) at a price equal to the Initial Conversion Price per share plus any accrued but unpaid dividends; provided, however, that such redemption shall only be required to be made on each such date to the extent of the Corporation's cash flow from operations, as established by the Corporation's audited financial statements as of December 31 of the year prior to the year in which each such redemption payment must be made; and provided, further, that the remainder of any redemption amounts otherwise required to be made on April 30, 1998 and 1999 shall be payable on April 30, 2000. "Cash flow from operations" for this purpose shall exclude, for any fiscal period, extraordinary items reflected in the Corporation's income statement and capital contributions reflected in the Corporation's balance sheet, and shall include all of the Corporation's debt service payments of principal and interest. If holders of the Preferred Stock wish to avoid such mandatory redemption, they shall convert into Common Stock before such dates."

     SECOND: The Certificate of Incorporation of the Corporation is hereby further amended by deleting paragraph 8 of Article FOURTH in its entirety and substituting the following provision in lieu thereof:

     "8. Special Voting Required. The following actions may be taken by the Corporation only with the consent of 33-1/3% of the shares of Preferred Stock, voting separately as a class: (1) altering, changing or amending any terms of the Preferred Stock, including the powers, privileges, preferences or rights of the Preferred Stock; (2) authorizing, issuing, assuming or guaranteeing any debt in excess of an aggregate of Two Hundred Fifty Thousand Dollars ($250,000) at one time outstanding (except that such consent shall not be required for any debt issued in connection with the purchase of securities from Charles M. Piluso ("Piluso") (or his successors) pursuant to Sections VII.E.2, VII.E.3 or VII.E.4 (or any successor provisions thereto) of the amended and restated Employment Agreement dated March 10, 1995, as further amended September __, 1995, by and between the Corporation and Piluso (the "Employment Agreement")), or authorizing or issuing new shares of equity securities, or authorizing any shares of Preferred Stock or other stock with rights senior to those of the Preferred Stock; provided, however, that if the Corporation's shares are not offered for sale on a national securities exchange or are not designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc. on or before September __, 1997, the affirmative vote of at least one (1) Preferred Stock Director shall not be required for any decision required by the Board of Directors in connection with the Corporation's shares being offered for sale on a national securities exchange or being designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc. if such public offering is pursuant to a firm commitment underwriting by an investment banker of national reputation to produce aggregate net proceeds to the Corporation of at least Fifty Million Dollars ($50,O00,000); (3) merging with or acquiring another entity or its substantial assets, or selling substantially all of the assets of the Corporation; (4) engaging in any business other than the telecommunications business; (5) increasing or decreasing the authorized number of directors constituting the Board of Directors; (6) the termination or substitution of members of the Corporation's Board of Directors to be selected by the holders of Preferred Stock; (7) repurchasing or redeeming any securities (except that such consent shall not be required for any purchase of securities from Piluso or his successors pursuant to Sections VII.E.2, VII.E.3 or VII.E.4 (or any successor provisions thereto) of the Employment Agreement or the required redemptions of Preferred Stock); (8) the authorization of any of the Corporation's assets for personal use (excluding use of the company car, as provided in the Employment Agreement), and of any transactions between the Corporation or its subsidiaries and any officers of the Corporation; provided, however, the term "transaction" for purposes of this subsection
     (8) shall mean transactions between the Corporation, Piluso and/or Richard
     P. Rebetti ("Rebetti"), in which Piluso and/or Rebetti receive a personal benefit; and (9) approval of the budget for each fiscal year."

     THIRD: The Certificate of Incorporation of the Corporation is hereby further amended by adding the following provision as paragraph 10 of Article
FOURTH:

     "10. Stockholder Voting Requirements. Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation, a favorable vote of the holders of at least Fifty One and Three Tenths Percent (51.30%) of the outstanding shares of the Corporation's common stock shall be required to approve, adopt or authorize (1) the authorization or issuance of any shares of equity securities and (2) any matter presented for a vote of the holders of the Corporation's stock, including but not limited to, any amendment of this Certificate of Incorporation."

     FOURTH: The Certificate of Incorporation of the Corporation is hereby further amended by adding the following provision as Section 8 of Article
SEVENTH:

     "8. Executive Dividend Committee: The Board of Directors shall appoint an Executive Dividend Committee comprised of all of the Corporation's directors elected by the holders of Preferred Stock. The Executive Dividend Committee shall decide all matters by affirmative vote of the majority of its members. The Board of Directors vests the sole authority to declare and issue cash dividends to the Executive Dividend Committee; provided, however, that no cash dividend may be declared by the Executive Dividend Committee unless the following conditions are satisfied: (a) each share of Common Stock and Preferred Stock shall be entitled to the same cash dividend; and (b) the total aggregate amount of money to be distributed as cash dividends in any one year shall not exceed sixty two percent (62%) of the Corporation's net cash flow, as established by the Corporation's audited financial statements as of December 31 of the year prior to the year in which the Executive Dividend Committee declares such cash dividends. "Net cash flow" for this purpose shall mean, for any one year, the net change in the Corporation's sources and uses of funds as decreased by the Corporation's debt proceeds, insurance proceeds and contributions to capital."

     FIFTH: Section 9 of Article FOURTH is hereby amended by extending the application of such section to Section 8 of Article SEVENTH (in addition to Section 8 of Article FOURTH).

     SIXTH: The foregoing amendment has been effected in the manner and by the vote required by the Corporation's Certificate of Incorporation and Section 242 of the General Corporate Law of the State of Delaware. The amendment was set forth in a resolution adopted and declared advisable by the Board of Directors. In accordance with the provisions of Section 228 of the General Corporate Law of the State of Delaware, the stockholders holding a majority of the outstanding shares of the Corporation entitled to vote thereon have given their written consent to the amendment and written notice of such consent has been given as provided in such section.

     SEVENTH: Except as amended hereby, the Corporation's Certificate of Incorporation shall remain in full force and effect.

     The President acknowledges this Certificate of Amendment to be the corporate act and deed of the Corporation and states that the facts set forth in this Certificate of Amendment are true, and that this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, International Telecommunications Group, Ltd. has caused this Certificate of Amendment to be signed in its name and on its behalf by its President, a duly authorized officer of the Corporation, and attested by its Assistant Secretary effective the ____ day of September, 1995.


                                   INTERNATIONAL TELECOMMUNICATIONS
                                   GROUP, LTD.



                                   By: ____________________________
                                       Charles M. Piluso
                                       President


ATTEST:



____________________________
Eric Fishman
Assistant Secretary